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                                                                       Exhibit 5


                                 July 30, 1999




SM&A Corporation
4695 MacArthur Court, Eighth Floor
Newport Beach, California  92660

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") to be filed by SM&A Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering the sale of shares of Common Stock of the Company upon the exercise of options granted under the 1995 Space Applications Corporation Nonqualified Stock Option Plan, assumed by the Company in connection with the merger of SAC Acquisition, Inc., a wholly-owned subsidiary of the Company, with and into Space Applications Corporation. We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Common Stock to be issued pursuant to the Registration Statement has been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.

                                     Respectfully submitted,


                                     /s/ RUTAN & TUCKER, LLP